                                                --------------------------------
                                                OMB APPROVAL
                                                --------------------------------
                                                OMB Number:  3235-0145
                                                Expires:  August 31, 1999
                                                Estimated average burden
                                                hours per response . . . . 14.90
                                                --------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 2)

                          MindSpring Enterprises, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   602683 10 4
         ---------------------------------------------------------------
                                 (CUSIP Number)

                                February 11, 1998
         ---------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]     Rule 13d-1(b)

[ ]     Rule 13d-1(c)

[X]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

  The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G


CUSIP No.  602683 10 4                        Page      2     of    5     Pages
          ---------------------                      -------     -------
-------------------------------------------------------------------------------
1      NAMES OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

       Charles M. Brewer

--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [ ]
                                                                       (b) [ ]
       N/A

--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                       5   SOLE VOTING POWER
                           2,320,003 (1)

      NUMBER OF        ---------------------------------------------------------
       SHARES          6   SHARED VOTING POWER
    BENEFICIALLY           -0-
      OWNED BY
        EACH           ---------------------------------------------------------
      REPORTING        7   SOLE DISPOSITIVE POWER
       PERSON              2,320,003
        WITH
                       ---------------------------------------------------------
                       8   SHARED DISPOSITIVE POWER
                           -0-

--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,320,003
--------------------------------------------------------------------------------
10    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


      N/A
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


      8.2%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*


      IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 (1) The number of shares has been adjusted to reflect a three-for-one stock split effected on July 9, 1998.

                                  SCHEDULE 13G

CUSIP No.  602683 10 4                              Page   3   of   5    Pages
           ------------------                            -----    -----

Item 1(a)      Name of Issuer:

               MindSpring Enterprises, Inc.

           (b) Address of Issuer's Principal Executive Offices:

               1430 West Peachtree Street, Suite 400
               Atlanta, GA  30309

Item 2(a):     Name of Persons Filing:

               Charles M. Brewer

           (b) Address of Principal Business Office or, if none, Residence:

               1430 West Peachtree Street, Suite 400
               Atlanta, GA  30309

           (c) Citizenship:

               United States

           (d) Title of Class of Securities:

               Common stock, par value $.01 per share

           (e) CUSIP Number:

               602683 10 4

Item 3: Capacity in Which Person is Filing if Statement is Filed Pursuant to Rule 13d-1(b) or 13d-2(b):

               Not applicable.

                                  SCHEDULE 13G

CUSIP No.  602683 10 4                               Page   4   of   5   Pages
           --------------------                           -----    -----

Item 4:        Ownership:

               As of December 31, 1998:

               (a)   Amount Beneficially Owned:

                     2,320,003

               (b)   Percent of class:

                     8.2%

               (c)   Number of shares to which such person has:

                     (i)    Sole power to vote or to direct the vote:

                             2,320,003

                     (ii)   Shared power to vote or to direct the vote:

                            None

                     (iii) Sole power to dispose or to direct the disposition of:

                            2,320,003

                      (iv) Shared power to dispose or to direct the disposition of:

                            None

Item 5:        Ownership of Five Percent or Less of Class:

               Not applicable.

Item 6:        Ownership of More than Five Percent on Behalf of Another Person:

               Not applicable.

                                  SCHEDULE 13G

CUSIP No.  602683 10 4                                 Page   5   of   5   Pages
           ------------------                               -----    -----

Item 7: Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding
               Company:

               Not applicable.

Item 8:        Identification and Classification of Members of the Group:

               Not applicable.

Item 9:        Notice of Dissolution of Group:

               Not applicable.

Item 10:       Certification:

               Not applicable.

                                    SIGNATURE

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                               Date:  February 12, 1999

                                               By: /s/ Charles M. Brewer
                                                  ---------------------------
                                                  Charles M. Brewer